Exhibit 99.1

Excel Trust Announces Results For the Quarter Ended September 30, 2012, Declares Dividend

SAN DIEGO—November 7, 2012— Excel Trust, Inc. (the “Company”) announced today financial and operating results for the quarter ended September 30, 2012. A supplemental financial package with additional information can be found on Excel Trust’s website under the Investor Relations tab.

Highlights for the Third Quarter 2012

•	Reported Adjusted Funds from Operations (AFFO) for the quarter of $7.3 million, or $0.21 per diluted share

•

Reported Funds from Operations (FFO) for the quarter of $0.20 per diluted share before transaction related costs of $0.02 per diluted share. Including transaction costs, FFO was $6.2 million, or $0.18 cents per diluted share.

•	Declared a fourth quarter 2012 dividend of $0.1625 per share, which equates to an annualized dividend rate of $0.65 per share

•	Acquired Chimney Rock Shopping Center for approximately $23.8 million

•	Entered into joint venture partnership for the La Costa Town Center with GEM Realty Capital, Inc.

•	Increased unsecured credit facility to $250 million and improved terms

Subsequent Events

•	Acquired Pavilion Crossing for approximately $13.1 million

•	Acquired Florida/Virginia portfolio for approximately $262.8 million

•	Completed a public offering of 9,775,000 shares of common at $12.00 per share, resulting in net proceeds of approximately $113.1 million

“The progress we made in the third quarter will benefit the company for years to come,” noted Gary Sabin, Chairman and CEO of Excel Trust. “We successfully added another quality property in Texas to our portfolio and put the finishing touches on our $263 million portfolio acquisition, which ultimately closed in October. We have now acquired over $1.1 billion in quality assets since our 2010 IPO and have significantly strengthened our balance sheet.”

Excel Trust reported Adjusted Funds From Operations (AFFO) for the third quarter of $7.3 million, or $0.21 per diluted share. Excel Trust reported Funds From Operations (FFO) for the three-month period ended September 30, 2012 of $6.2 million, or $0.18 per diluted share, which includes a deduction for transaction related costs of $0.02 cents. Net loss attributable to the common stockholders for the three-month period ended September 30, 2012 was $2.2 million, or $0.07 per diluted share. This compares to AFFO of $5.3 million, or $0.17 per diluted share, FFO of $3.6 million or $0.11 per diluted share and net loss attributable to the common stockholders of $2.6 million, or $0.09 per diluted share in the three-month period ended September 30, 2011.

Excel Trust reported AFFO for the nine months ended September 30, 2012 of $20.1 million, or $0.58 per diluted share and FFO of $18.7 million, or $0.54 per diluted share. Net loss attributable to the common stockholders for the nine months ended September 30, 2012 was $6.3 million, or $0.21 per diluted share. This compares to AFFO of $12.9 million, or $0.57 per diluted share, FFO of $10.1 million, or $0.45 per diluted share and net loss attributable to the common stockholders of $2.2 million and $0.13 per diluted share in the nine-month period ended September 30, 2011.

Included in FFO for the quarter ended September 30, 2012 were transaction costs of $637,000 related to acquisitions, or $0.02 per diluted share, and $1.2 million or $0.03 per diluted share in the nine months ended September 30, 2012. Included in FFO was non-cash compensation expense of approximately $817,000, or $0.02 per diluted share in the quarter ended September 30, 2012 and $2.4 million or $0.07 per diluted share in the nine months ended September 30, 2012, resulting from the Company’s incentive stock award plan. FFO was also impacted by a non-cash gain related to changes in the fair value of financial instruments and the redemption of certain OP units of approximately $61,000. For the nine months ended September 30, 2012, this gain was $1.1 million, or approximately $0.03 per diluted share. The change in the fair value of financial instruments was a reduction of the liability recorded for the fair value of a redemption provision related to the OP Units issued in connection with the acquisition of the Edwards Theatres property in March 2011.

Excel Trust considers AFFO and FFO important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of real estate investment trusts (REITs), many of which present AFFO and FFO when reporting their results. A complete reconciliation containing adjustments from GAAP net income available to common shareholders to AFFO and FFO and a definition of both are included at the end of this release.

Summary of Significant Activities During Third Quarter 2012

On July 20, 2012, Excel Trust amended its unsecured credit facility, increasing the borrowing capacity from $200 million to $250 million and lowering its interest rate. The facility now bears interest at a rate per annum equal to LIBOR plus 165 to 225 basis points (down from 220 to 300 basis points), depending on the company’s leverage ratio. If the Company is given an investment-grade credit rating by S&P or Moody’s in the future, the interest rate per annum will improve to LIBOR plus 100 basis points to 185 basis points. The facility includes an accordion feature that allows for an increase up to $450 million under specified circumstances. The maturity date of the credit facility is July 19, 2016 and can be extended for one year at the Company’s option.

On August 31, 2012, Excel Trust acquired Chimney Rock Shopping Center in Odessa, TX. The Company purchased this 151,339 square foot retail shopping center for approximately $23.8 million. The property is approximately 98% leased with another 205,019 square feet of retail space entitled but not constructed. Major tenants include Academy Sports, Best Buy, Marshalls, Kirkland’s and Ulta. Constructed in 2011, the center is well located at a busy intersection in Odessa, and benefits from the region’s low unemployment rate of 3.9% (Source: Bureau of Labor Statistics – September, 2012 preliminary)

On September 7, 2012, Excel Trust contributed the La Costa Town Center, a 121,429 square foot retail shopping center located in Carlsbad, California, to a newly formed joint venture with GEM Realty Capital, Inc. for proceeds of approximately $21.2 million. The Company owns a 20% ownership interest in the joint venture and acts as the day-to-day property manager for the shopping center. The Company receives fees for providing these management services and other construction and development services related to the property.

Events Subsequent to Third Quarter 2012

On October 1, 2012, Excel Trust acquired Pavilion Crossing in Brandon, Florida. The Company purchased this 68,400 square foot retail shopping center for approximately $13.1 million. Constructed in 2012, the property is approximately 97% leased and is anchored by Publix.

On October 19, 2012 Excel Trust acquired a portfolio of six shopping centers for approximately $262.8 million as outlined below.

Florida Portfolio – Orlando, FL: Five of the shopping centers are in the Orlando, Florida area (four centers are wholly owned and a 50% interest was acquired in a fifth center) which together comprise 319,264 square feet. Major tenants include Walgreens, CVS Pharmacy, Fifth Third Bank, Regions Bank, Fleming’s, Cantina Laredo, Big Fin, JoS. A. Bank and Ruth’s Chris Steak House. The shopping centers are approximately 96% leased and the weighted average household income in a three mile radius is estimated to be $127,286 (Source: AGS 2012).

West Broad Village – Richmond, Virginia: The sixth center is in Richmond, Virginia and comprises 385,897 square feet of retail and commercial space, with an additional 339 apartment units above the center. The retail portion is approximately 80% leased with another 35,000 square feet entitled but not constructed. Major tenants include Whole Foods, HomeGoods, REI, Wells Fargo, First Market Bank, Dave & Busters, Mimi’s Cafe, Kona Grill and Bonefish Grill. The apartments have experienced strong demand and are currently 98% leased. In a three mile radius the average household income is estimated to be $106,356 (Source: AGS 2012).

On October 30, 2012 Excel Trust completed the issuance of a public offering of 9,775,000 shares of its common stock, including the exercise of an overallotment option of 1,275,000 shares, at a public offering price of $12.00 per share, resulting in net proceeds of approximately $113.1 million after deducting the underwriters’ discount and estimated commissions and offering expenses. The Company intends to use the net proceeds from the offering to repay existing indebtedness under its unsecured revolving credit facility incurred in connection with the recent acquisitions, and for other general corporate and working capital purposes.

Fourth Quarter 2012 Dividends Declared

The Board of Directors declared a fourth quarter 2012 cash dividend of $0.1625 per common share payable on January 15, 2013 to shareholders of record as of December 31, 2012.

The Board of Directors has also declared a dividend of $0.4375 per share on the Company’s Series A Cumulative Convertible Perpetual Preferred Shares, and a dividend of $0.5078 on its Series B Cumulative Redeemable Preferred Shares. The dividend on Excel Trust’s outstanding Series A and Series B Preferred Shares will be payable on January 15, 2013 to the Series A and Series B Preferred shareholders of record as of December 31, 2012.

Guidance

Excel Trust expects its AFFO per share for fiscal year 2013 to be between $0.80 and $0.88 and its’ FFO per share to be between $0.76 and $0.84. The above excludes transaction costs, leasing commissions and tenant improvement allowances. Excel Trust believes that AFFO is the most helpful indicator of the Company’s ability to pay recurring dividends since it adjusts for certain non-cash and non-recurring items.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, and the amount and timing of acquisitions and development activities. Excel Trust’s actual results may differ materially from these estimates.

Conference Call

In conjunction with Excel Trust’s results, you are invited to listen to its conference call on Thursday, November 8, 2012 at 1:00 p.m. Eastern Time.

PHONE: Conference call access information is as follows:

Dial in number: (800) 299-8538

International Dial in number: (617) 786-2902

Pass code: 34697712

INTERNET: A live webcast of the conference call will be available through Excel Trust’s web site at www.exceltrust.com. The conference call will be recorded and available for replay for seven days beginning at 4:00 p.m. ET on November 8, 2012. Replay access information is as follows:

Dial in number: (888) 286-8010

International Dial in number: (617) 801-6888

Pass code: 30082346

About Excel Trust

Excel Trust, Inc. is a retail focused REIT that primarily targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct.

Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO)

Excel Trust considers FFO and AFFO to be important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Excel Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding real estate-related depreciation and amortization, impairment charges and net gains (losses) on the disposition of assets and after adjustments for unconsolidated partnerships and joint ventures. Excel Trust computes AFFO by adding to FFO the non-cash compensation expense, amortization of prepaid financing costs and non-recurring transaction costs, and other one-time items, then subtracting or adding straight-line rents, amortization of above and below market leases and non-incremental capital expenditures. Excel Trust’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.

FFO and AFFO should not be considered alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of Excel Trust’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of Excel Trust’s liquidity, nor are they indicative of funds available to fund Excel Trust’s cash needs, including Excel Trust’s ability to pay dividends or make distributions.

Summarized Financial Statements

Reported results are preliminary and not final until the filing of Excel Trust’s Form 10-Q or 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment. The accompanying notes to follow in the Form 10-Q or 10-K are an integral part of these consolidated financial statements.

Balance Sheets

EXCEL TRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2012	December 31, 2011
ASSETS:

Property:
Land	$262,960	$236,941
Buildings	395,338	287,226
Site improvements	43,283	28,257
Tenant improvements	35,003	28,517
Construction in progress	262	21,312
Less accumulated depreciation	(31,074)	(18,294)

Property, net	705,772	583,959
Cash and cash equivalents	16,037	5,292
Restricted cash	5,265	3,680
Tenant receivables, net	4,270	4,174
Lease intangibles, net	68,946	68,556
Mortgage loan receivable	—	2,000
Deferred rent receivable	4,920	2,997
Other assets	20,676	17,013
Investment in unconsolidated entities	1,348	—

Total assets	$827,234	$687,671

LIABILITIES AND EQUITY:

Liabilities:
Mortgages payable, net	$285,069	$244,961
Notes payable	—	21,000
Accounts payable and other liabilities	18,798	21,080
Lease intangibles, net	16,122	13,843
Dividends/distributions payable	8,125	5,801

Total liabilities	328,114	306,685

Equity:
Stockholders’ equity
Preferred stock	136,423	47,703
Common stock	348	302
Additional paid-in capital	352,282	319,875
Cumulative deficit	(1,970)	(3,277)

	487,083	364,603
Accumulated other comprehensive loss	(567)	(811)

Total stockholders’ equity	486,516	363,792
Non-controlling interests	12,604	17,194

Total equity	499,120	380,986

Total liabilities and equity	$827,234	$687,671

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

Statements of Operations

EXCEL TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data and dividends per share)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011

Revenues:
Rental revenue	$17,382	$12,538	$50,550	$31,481
Tenant recoveries	4,084	2,702	10,536	6,821
Other income	287	143	975	349

Total revenues	21,753	15,383	62,061	38,651

Expenses:
Maintenance and repairs	1,435	932	4,110	2,351
Real estate taxes	2,579	1,724	7,104	4,236
Management fees	197	155	585	405
Other operating expenses	990	732	2,772	2,294
Changes in fair value of contingent consideration	(121)	—	(121)	(328)
General and administrative	3,321	3,187	10,136	8,977
Depreciation and amortization	8,602	6,375	25,432	16,937

Total expenses	17,003	13,105	50,018	34,872

Net operating income	4,750	2,278	12,043	3,779

Interest expense	(4,169)	(3,561)	(11,829)	(9,629)
Interest income	19	144	125	228
Loss from equity in unconsolidated entities	(158)	—	—	—
Gain on acquisition of real estate and sale of land parcel	—	—	—	937
Changes in fair value of financial instruments and gain on OP unit redemption	61	(596)	1,112	(84)

Net income (loss) from continuing operations	503	(1,735)	1,451	(4,769)

Income from discontinued operations before gain on sale of real estate assets	—	—	—	1,023
Gain on sale of real estate assets	—	—	—	3,976

Income from discontinued operations	—	—	—	4,999

Net income (loss)	503	(1,735)	1,451	230
Net (income) loss attributable to non-controlling interests	(2)	(2)	14	(60)

Net income (loss) attributable to Excel Trust, Inc.	501	(1,737)	1,465	170
Preferred stock dividends	(2,744)	(875)	(7,609)	(2,353)

Net loss attributable to the common stockholders	$(2,243)	$(2,612)	$(6,144)	$(2,183)

Basic and diluted net loss per share	$(0.07)	$(0.09)	$(0.21)	$(0.13)

Weighted-average common shares outstanding - basic and diluted	33,294	29,634	32,616	20,386

Dividends declared per common share	$0.1625	$0.155	$0.488	$0.445

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

Reconciliation of Net Income to FFO and AFFO

For the Periods Ended September 30, 2012

(In thousands, except per share data)

Excel Trust, Inc.’s FFO and AFFO available to common stockholders and operating partnership unitholders and a reconciliation to net income(loss) for the three and nine months ended September 30, 2012 is as follows:

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011

Net loss attributable to the common stockholders	$(2,243)	$(2,612)	$(6,302)	$(2,183)

Add:
Non-controlling interests in operating partnership	(73)	(118)	(230)	(25)
Preferred stock dividends	—	—
Depreciation and amortization	8,602	6,375	25,432	17,352
Deduct:
Depreciation and amortization related to joint venture	(41)	(59)	(165)	(134)
Gain on acquisition of real estate and sale of land parcel	—	—	—	(937)
Gain on sale of real estate assets	—	—	—	(3,976)

Funds from operations	$6,245	$3,586	$18,735	$10,097

Adjustments:
Transaction costs	637	160	1,186	522
Deferred financing costs	451	387	1,410	956
Stock-based and other non-cash compensation expense	817	1,349	2,406	3,126
Changes in fair value of contingent consideration	(121)	—	(121)	(328)
Changes in fair value of financial instruments	(61)	596	(1,112)	84
Straight-line effects of lease revenue	(632)	(777)	(2,009)	(1,575)
Amortization of above and below market leases	158	49	(12)	74
Non-incremental capital expenditures	(233)	(11)	(372)	(65)

Adjusted funds from operations	$7,261	$5,339	$20,111	$12,891

Weighted average common shares outstanding	33,294	29,634	32,616	20,386
Add:
OP units	1,057	1,405	1,218	1,212
Restricted stock	286	—	323	830
Contingent consideration related to business combinations	90	348	91	232
LTIP restricted stock	—	—	—	—
Common stock issuable upon conversion of preferred stock	—	—	—	—

Weighted average common shares outstanding - diluted (FFO and AFFO)	34,727	31,387	34,248	22,660

Funds from operations per share (diluted)	$0.18	$0.11	$0.54	$0.45
Adjusted funds from operations per share (diluted)	$0.21	$0.17	$0.58	$0.57

Other Information:
Leasing commissions paid	$200	$231	$468	$422
Tenant improvements paid	$947	$775	$1,805	$1,440